Exhibit 10.1

Charlie's Holdings, Inc.

October 29, 2021

Brandon Stump

Dear Brandon:

This Agreement (the “Agreement”) is entered into as of October 29, 2021, by and between you and Charlie's Holdings, Inc., a Nevada corporation (the “Company”), regarding the terms and conditions of your resignation of all positions held within the Company and the Covered Entities (defined below). You and the Company are sometimes referred to herein individually as a “Party,” and collectively as the “Parties”.

1.    Resignation Date.

1.1.    Your resignation from any and all positions held within the Company, each of its subsidiaries any other entity owned, controlled by or controlling the Company, including, without limitation, as the Company’s CEO and Chairman of the Company’s Board of Directors (the “Board”) and any position held within Don Polly, LLC (“Don Polly”), and any company or other entity identified in Section 11 and/or Exhibit C of the Employment Agreement (defined below) (collectively, the “Covered Entities”), will be effective as of October 28, 2021 (the “Resignation Date”), pursuant to that certain Notice of Resignation attached hereto as Exhibit A, incorporated herein by this reference and made a part hereof. The Parties agree and acknowledge that, as a result of this Agreement, you will no longer be an employee of and/or a member of the Board of the Company or any of the Covered Entities, and you hereby agree to execute all reasonable documents necessary to effect.

2.    Termination of Employment Agreement. The Parties agree and acknowledge that, the Resignation Date, shall be deemed the Termination Date under that certain Employment Agreement, originally dated April 26, 2019, by and between the Company and you, as amended and restated on February 12, 2020 (the "Employment Agreement"). Except for those provisions of the Employment Agreement that specifically survive the Termiantion Date, the Employment Agreement is hereby terminated as of the Resignation Date and shall be of no further force and effect.

3.    Payment.

3.1.    Payment of Base Salary; Benefits. From the Resignation Date until April 22, 2022 (the "Letter Agreement Termination Date"), you will continue to receive payment for the remainder of your Base Salary (as defined in the Employment Agreement) as of the date hereof, which amount shall be paid in accordance with the Company's normal payroll procedures in effect from time-to-time. Until the Letter Agreement Termination Date, you will continue to be entitled to those certain additional benefits as set forth in the Employment Agreement under Section 3(f) ("Business Expenses"), Section 3(g) ("Insurance"), Section 3(h) ("Other Benefits") and Section 3(n) ("Car Allowance").

3.2.     Payment of Bonus Payment. The Parties agree and acknowledge that you are currently owed certain bonus compensation payments under the Employment Agreement equal to Three Hundred Ninety-Seven Thousand Dollars ($397,000) (the "Bonus Payment"), of which the Company hereby agrees to pay Three Hundred Thousand Dollars ($300,000) of the Bonus Payment as follows: Seventy-Five Thousand Dollars ($75,000) will be paid to you on each of November 1, 2021, December 1, 2021, January 1, 2022 and February 1, 2022. By execution of this Agreement and upon completion of all payments set forth in this Section 3.2, you agree and acknowledge that any and all matters related to the Bonus Payment will be satisfied and that you will no longer have any claim to any additional Bonus Payment. In consideration of you forfeting $97,000.00 in bonus payments, the Company releases you from any claim it may have related to any transactions between Don Polly, LLC, and Bellerose CBD Trade Co.

4.    Covenants and Restrictions.

4.1         Covenant Not to Compete. You agree that you will not, during the time you serve as a member of the Board, and for a period of twelve (12) months thereafter, voluntarily or involuntarily, directly or indirectly: (i) engage in any business that is competitive with the Company or the Covered Entities (“Competitive Business”) within the United States of America (the “Market Area”); (ii) directly or indirectly own any interest in (other than less than five percent (5%) of any publicly traded company or mutual fund), manage, operate, control, be employed by, or provide management or consulting services in any capacity to any firm, corporation, or other entity (other than the Company or the Covered Entities) engaged in any Competitive Business in the Market Area; or (iii) directly or indirectly solicit or otherwise intentionally cause any employee, officer, member of the board, or managers or any of its subsidiaries or affiliates to engage in any action prohibited under (i) or (ii) of this Section 4.1. As used herein a Competitve Business shall be any entity involved in the manufacturing, production, marketing or sales of nicotine, cannabidiol (“CBD”) or tetrahydrocannabinol (“THC”) products, including, but not limited to Delta 8 and Delta 10.

4.2         Non-Solicitation. During the time you serve as a member of the Board, and for a period of twelve (12) months from the date thereof, you shall not, directly or indirectly, personally or through others, without the prior written consent of the Company:

(a)    persuade or attempt to persuade any customer of the Company or its affiliates to cease doing business with the Company or its affiliates, or to reduce the amount of business any customer does with the Company or its affiliates;

(b)    solicit for himself or any entity the business of a person or entity that was a customer of the Company or its affiliates within the 12 months prior to the termination of you being a director of the Company, in competition with the Company or its affiliates;

(c)    persuade or attempt to persuade any employee of the Company or its affiliates to leave the employ of the Company or its affiliates, or hire or engage, directly or indirectly, any individual who was an employee of the Company or its affiliates within 1 year prior to the termination of you being a director of the Company, unless such employee was terminated by the Company. It shall not be a breach of this Subsection (c) if you hire one non-executive level employee of the Company within one year after the Letter Agreement Termination Date.

(d)    (i) solicit, attempt to solicit, any investor of the Company or (ii) divert, entice, attempt to entice or otherwise take any action that would be disadvantageous to the ongoing debt or equity fundraising efforts of the Company.

4.2.    Non-Disparagement. During the time you serve as a member of the Board, and for a period of two years thereafter, you will not make public statements or communications that disparage the Company or any of its businesses, services, products, affiliates or current, former or future directors and executive officers in their capacity as such. During such same period, the Company will instruct its directors and executives not to make public statements or communications that disparage you. The foregoing obligations shall not be violated by truthful statements to any governmental agency or entity, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

4.3.    Lock-Up Agreement. On the Resignation Date, you will execute and deliver to the Company, a lock-up agreement in the form of Exhibit B attached hereto, incorporated herein by this reference and made a part hereof.

4.5         Covenant Not to Solicit. For a period of two (2) years from the date of this Agreement, you will not, directly or indirectly, solicit or accept any proxies in connection with any special, regular or annual meeting of shareholders of the Company, whether noticed or called by you or the Board of Directors of the Company, nor will you, directly or indirectly, encourage, solicit, request, or otherwise, any shareholder of the Company to vote their shares of voting securities in the Company other than as specifically recommended by the then current Board of Directors of the Company, it being understood that nothing set forth above shall prohibit you from voting any securities in which you are the beneficial owner in any manner you determine nothwithstanding the fnegative covenant set forth in this Section 4.5.

5.    No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

6.    Other Agreements. Except as expressly provided in this Agreement, this Agreement, including all exhibits attached hereteo, renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

7.    Company Property. You represent that, to the best of your knowledge, you have returned to the Company all property in excess of $5,000 that belongs to the Company. Notwithstanding the foregoing limitation, you shall return to the Company all copies of documents that belong to the Company and files stored on your computer(s) or other digital media wherever located that contain information belonging to the Company as of the Resignation Date.

8.    Termination by Company. The Company may terminate this Agreement for Cause. For purposes of this Agreement, “Cause” means your: (i) willful misconduct or gross negligence which causes material harm to the Company; (ii) fraud, embezzlement or willful other material dishonesty with respect to the affairs of the Company or any of its affiliates; (iii) conviction, plea of nolo contendere, guilty plea, or confession to either a felony or any lesser crime relating to the affairs of the Company or any of its affiliates or of which fraud, embezzlement, or moral turpitude is a material element; or (iv) a willful material breach of this Agreement or a willful breach of a fiduciary duty owed to the Company; provided, however, except for Cause pursuant to Subsection (iii), it shall not constitute Cause unless the Company has provided you with (x) written notice of the acts or omissions giving rise to a termination of this Agreement for Cause; (y) the opportunity to correct the act or omission within 30 days after receiving the Company’s notice (the “Cure Period”); and (z) a meaningful opportunity to be heard before the Board with your counsel present at least two business days prior to the Board’s decision to provide a termination for Cause notice to you.

9.    Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

10.    Choice of Law. This Agreement and all related documents including all exhibits attached hereto, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, are governed by, and construed in accordance with, the laws of the State of California, United States of America without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of California. Any legal suit, action or proceeding arising out of or relating to this Agreement must be instituted in the federal courts of the United States of America or the courts of the State of California, in each case located in the City of Costa Mesa and County of Orange, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

11.    Representations. Each Party hereby represents and warrants to the other Party that: (a) it has the full right, power, and authority to enter into this Agreement, to grant the release contained herein and to perform its obligations hereunder; (b) the execution of this Agreement by the individual whose signature is set out at the end of this Agreement on behalf of such Party, and the delivery of this Agreement by such Party, have been duly authorized by all necessary action on the part of such Party; (c) this Agreement has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.

12.    Equitable Remedies. The Parties acknowledge that a breach or threatened breach by the other Party of any of its obligations under this Agreement would give rise to irreparable harm to the other Party, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by you of any such obligations, such Party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

13.    Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

14.    Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

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Please indicate your agreement with the above terms by signing below.

Very truly yours,

Charlie's Holdings, Inc.

By: /s/ Ryan Stump

Name: Ryan Stump

Title: Chief Operating Officer

IN WITNESS WHEREOF, I agree to the terms of this Agreement, and I am voluntarily signing this Agreement and to be bound the terms thereof as of the Effective Date, subject to the terms therein.

/s/ Brandon Stump

Signature of Brandon Stump

Dated: 10/29/2021

EXHIBIT A

NOTICE OF RESIGNATION

October 29, 2021

To the Board of Directors of Charlie’s Holdings, Inc.

Please accept this letter as my official resignation from each and every office or position I hold with Charlie’s Holdings, Inc., a Nevada corporation (the “Company”), and each direct and indirect subsidiary of the Company (each, a “Subsidiary”), including as a member of the Board of Directors of each of the Company and its Subsidiaries (and any committees thereof), such resignations to be effective as of October 29, 2021.  For purposes of this letter, the term Subsidiary shall include, but shall not be limited to, Don Polly, LLC.

My resignation is not the result of any disagreement with the Company’s management regarding any matter related to the Company or otherwise.

Respectfully,

/s/ Brandon Stump

Brandon Stump

EXHIBIT B

LOCK-UP AGREEMENT

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), made as of this 29th day of October 2021, by and among Brandon Stump (the “Shareholder”) and Charlie’s Holdings, Inc. (the “Company”). Unless otherwise defined, capitalized terms used herein will have the meanings given to them in the letter agreement, dated October 29, 2021 (the “Letter Agreement”), between the Company and the Shareholder.

W I T N E S S E TH:

WHEREAS, the Shareholder, either directly or indirectly through affiliated entities, is the beneficial owner, directly and indirectly, of a total of 6,475,408,794 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) (the “Securities”);

WHEREAS, concurrently with the execution of this Agreement, the Shareholder has executed the Letter Agreement according to which he is resigning from any and all positions held within the Company and/or the Covered Entities, for which the entry into this Agreement by Shareholder is a condition of thereof;

WHEREAS, the parties hereto desire to enter into this Agreement upon the terms and conditions contained hereinafter to set forth conditions pursuant to which the Shareholder may transfer and sell and exercise his voting discretion over the Securities.

NOW, THEREFORE, in consideration of the mutual premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Shareholder, the parties hereto hereby agree as follows.

1.       Lock-Up and Leak-Out.

1.1         Lock-Up. Shareholder hereby agrees that for the period (the “Lock-Up Period”) commencing as of the date of this Agreement (the “Effective Date”), and terminating upon the earlier of (i) twelve (12) months from the Effective Date, or (ii) the written consent of the Company to the earlier termination hereof, which consent shall be provided in the sole discretion of the Company, the Shareholder will not, directly or indirectly:

(a)        offer for sale, sell, pledge, hypothecate, transfer, assign or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the sale, pledge, hypothecation, transfer, assignment or other disposition at any time) (including, without limitation, by operation of law) of any or all of the Securities or any other securities of the Company obtained by Shareholder hereafter (which securities shall be included in the definition of “Securities” used throughout this Agreement); or

(b)        enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Securities, whether any such transaction is to be settled by delivery of Securities or other securities, in cash or otherwise (collectively (a) and (b), a “Disposition”).

1.2         Notwithstanding anything contained herein to the contrary, the Shareholder may transfer, sell or otherwise dispose of any Securities: (1) to any member of the immediate family of the undersigned; (2) to any trust for the direct or indirect benefit of the undersigned or any one or more members of the immediate family of the undersigned; (3) to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by the undersigned or one or more immediate family members of the undersigned; or (4) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned; provided that, prior to completing any transfer described in clauses (1) through (4), the proposed transferee shall execute and deliver to the Company an agreement reasonably satisfactory to the Company pursuant to which such transferee will agree to receive and hold such Securities subject to the provisions of this Agreement. As used in this paragraph, the term “immediate family member” means any child, parent, father, mother, brother or sister of the undersigned, whether such relationship is by blood, marriage or adoption. For the avoidance of doubt, nothing contained herein shall restrict the ability of the undersigned to purchase any securities of the Company on the open market or to exercise any option to purchase shares of common stock granted under any benefit plan of the Company.

1.3         Right of First Refusal. For a period of one year from the expiration of the Lock-Up Period, in the event Shareholder receives a bona fide offer from any party to purchase any or all of the Securities, Shareholder shall notify the Company in writing of the party to who Shareholder desires to sell or otherwise transfer such Securities and the price at which and the terms upon which it desires to sell the same, and the Company shall, within ten (10) days of receipt of the notice, notify Shareholder in writing whether it wishes to purchase such Securities at the price and on the terms set forth in the notice. If the Company elects to purchase such securities, the Shareholder shall be bound to convey, assign, or otherwise transfer such Securities to the Company promptly thereafter at such price and on such terms. If the Company elects not to purchase such Securities or fails to give notice of its intention with the ten-day period, Shareholder shall be free to convey, assign or otherwise transfer such Securities to the third party at a price not less than stated in the notice or on more favorable terms than those stated in the notice.

2.       Right to Reject Dispositions. In furtherance of the foregoing, the Company and its transfer agent are hereby authorized (i) to decline to make any transfer of Securities if such transfer would constitute a violation or breach of this Agreement and (ii) to imprint on any certificate representing the Securities with a legend describing the restrictions contained herein.

3.         Power and Authority. Each party hereto respectively represents and warrants that such party has full power and authority to enter into this Agreement and that, upon request of the Company, the Shareholder will execute any additional documents necessary in connection with the enforcement hereof.

4.       No Assignment; Binding Nature. No party may assign this Agreement in whole or in part, without the written consent of the other parties. This Agreement shall be binding upon the parties and their respective successors and permitted assigns.

5.       Miscellaneous.

5.1.       Severability of Invalid Provision. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5.2.       Entire Agreement of the Parties. The Agreement and the Letter Agreement constitutes the entire agreement of the parties regarding the matters contemplated herein, or related thereto, and supersedes all prior and contemporaneous agreements, and understandings of the parties in connection therewith. No covenant, representations, or conditions, which are not expressed in the Agreement or the Letter Agreement shall affect, or be effective to interpret, change, or restrict, the express provisions of this Agreement or the Letter Agreement.

5.3.       Further Assurances. All parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement.

5.4.       Specific Performance. The parties agree that the covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms hereof or thereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate. As such, the parties agree that if either party fails or refuses to fulfill any of its obligations under this Agreement, then the other party shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which such party might be entitled. The Shareholder therefore agrees that, in the event of any such breach or threatened breach of this Agreement or the terms and conditions hereof by the Shareholder, the Company shall be entitled, in addition to all other available remedies, to an injunction restraining any breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

5.5.       Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED, INTERPRETED AND ENFORCED ACCORDING TO, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS PROVISIONS THEREOF AND SHALL BE BINDING UPON THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS. Any judicial proceeding brought by or any party regarding any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of California, or in the United States District Court for the Southern District of California and, by execution and delivery of this Agreement, each party hereby submits to the jurisdiction of such courts. EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER CONTESTED UNDER, OR ARISING OUT OF, THIS AGREEMENT.

5.6.       Construction. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (viii) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form, including, but not limited to email; (ix) references to “dollars”, “Dollars” or “$” in this Agreement shall mean United States dollars; (x) reference to a particular statute, regulation or law means such statute, regulation or law as amended or otherwise modified from time to time; (xi) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xii) unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (xiii) references to “days” shall mean calendar days; and (xiv) the paragraph headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement.

5.7.       Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (email) or downloaded from a website or data room (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re execute the original form of this Agreement and deliver such form to all other parties. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

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IN WITNESS WHEREOF, parties have caused this Agreement to be signed and delivered by their duly authorized representatives as of the date first set forth above.

"COMPANY"	"SHAREHOLDER"
Charlie’s Holdings, Inc.	Brandon Stump

By: /s/ Ryan Stump	/s/ Brandon Stump
Name: Ryan Stump
Title: Chief Operating Officer